Exhibit 99.1

Soluna Regains Compliance with Nasdaq Listing Requirements

ALBANY, NY, October 6, 2025 – Soluna Holdings, Inc. (“Soluna” or the “Company”) (NASDAQ: SLNH), a developer of green data centers for intensive computing applications such as AI and Bitcoin mining, today announced that it has received notice from The Nasdaq Stock Market LLC (“Nasdaq”) that the Company has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2).

To regain compliance with the Listing Rule, the Company’s shares were required to maintain a minimum closing bid price of $1.00 for at least 10 consecutive business days, which was achieved on October 2, 2025. As a result, Nasdaq has closed the matter.

“We’re pleased to have regained compliance and remain focused on executing our strategy and driving long-term shareholder value,” said John Belizaire, CEO of Soluna Holdings. “With this milestone behind us, we’re continuing to build on our recent momentum and advance our mission to make renewable energy a global superpower, using computing as a catalyst.”

Soluna is now in full compliance with all Nasdaq continued listing requirements, and the Company’s stock remains listed and traded on the Nasdaq Capital Market under the ticker “SLNH.”

Safe Harbor Statement by Soluna

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident,” and similar statements. Other examples of forward-looking statements may include, but are not limited to, statements of the Company’s plans and objectives, including with respect to Project Dorothy and the Company’s expectations with respect to the amount of renewable energy capacity Project Dorothy will deliver. The Company may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (“SEC”), in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties; further information regarding which is included in the Company’s filings with the SEC. All information provided in this press release is as of the press release date, and the Company undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The Company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

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Resource Center: solunacomputing.com/resources

Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

Contact Information

Public Relations

West of Fairfax for Soluna

Soluna@westof.co